Exhibit 1.1

EXECUTION VERSION

CUBIST PHARMACEUTICALS, INC.

1.125% CONVERTIBLE SENIOR NOTES DUE 2018

1.875% CONVERTIBLE SENIOR NOTES DUE 2020

PURCHASE AGREEMENT

September 4, 2013

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281

As Representatives of the several Initial Purchasers named in Schedule I hereto

Ladies and Gentlemen:

Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein (this “Agreement”), to issue and sell to the Initial Purchasers named in Schedule I hereto (the “Initial Purchasers”) an aggregate of $300,000,000 principal amount of the 1.125% Convertible Senior Notes due 2018 (the “2018 Firm Securities”) and an aggregate of $400,000,000 principal amount of the 1.875% Convertible Senior Notes due 2020 (the “2020 Firm Securities” and, together with the 2018 Firm Securities, the “Firm Securities”), and, at the election of the Initial Purchasers, to issue and sell up to an aggregate of $50,000,000 additional principal amount of the 1.125% Convertible Senior Notes due 2018 (the “2018 Optional Securities”) and an aggregate of $50,000,000 additional principal amount of the 1.875% Convertible Senior Notes due 2020 (the “2020 Optional Securities” and, together with the 2018 Optional Securities, the “Optional Securities”) (the Firm Securities and the Optional Securities that the Initial Purchasers elect to purchase pursuant to Section 2 hereof are herein collectively called the “Securities”). The Securities are convertible into cash, common stock, $0.001 par value (“Stock”) of the Company or a combination of cash and Stock, at the Company’s election.  Morgan Stanley & Co. LLC, Barclays Capital Inc. and RBC Capital Markets, LLC have agreed to act as representatives of the several Initial Purchasers (in such capacity, the “Representatives”) in connection with the offering and sale of the Securities.

In connection with the offering of Firm Securities, the Company is entering into convertible note hedge transactions and warrant transactions with one or more Initial Purchasers or their affiliates (the “Call Spread Counterparties”) pursuant to convertible note hedge confirmations (the “Base Bond Hedge Confirmations”) and warrant confirmations (the “Base Warrant Confirmations” and, together with the Base Bond Hedge Confirmations, the “Base Call Spread Confirmations”), each dated the date hereof, and in connection with the exercise by the Initial Purchasers of their option to purchase any Optional Securities, the Company and the Call Spread Counterparties may enter into additional convertible note hedge transactions and additional warrant transactions pursuant to additional convertible note hedge confirmations (the “Additional Bond Hedge Confirmations”) and additional warrant confirmations (the “Additional Warrant Confirmations” and, together with the Additional Bond Hedge Confirmations, the “Additional Call Spread Confirmations”), each dated the date on which the Initial Purchasers exercise their option to purchase such Optional Securities. We refer to the Base Call Spread Confirmations and the Additional Call Spread Confirmations collectively herein as the “Call Spread Confirmations.”

The Company has entered into an Agreement and Plan of Merger dated as of July 30, 2013 (the “Optimer Acquisition Agreement”) among Optimer Pharmaceuticals, Inc. (“Optimer”), the Company and PDRS Corporation, and an Agreement and Plan of Merger dated as of July 30, 2013 (the “Trius Acquisition Agreement”) among Trius Therapeutics, Inc. (“Trius”), the Company and BRCO Corporation, each as amended, supplemented or otherwise modified from time to time.  We refer to the Optimer Acquisition Agreement and the Trius Acquisition Agreement together as the “Acquisition Agreements,” which term, as used herein, shall refer to all exhibits, schedules and attachments to each Acquisition Agreement, in each case as amended, supplemented or otherwise modified from time to time).  We refer to the transactions contemplated by the Acquisition Agreements as the “Acquisitions.”

1. The Company represents and warrants to, and agrees with, each of the Initial Purchasers that:

(a) A preliminary offering memorandum, dated September 3, 2013 (the “Preliminary Offering Memorandum”) and an offering memorandum, dated September 4, 2013 (the “Offering Memorandum”) have been prepared in connection with the offering of the Securities and shares of Stock issuable upon conversion thereof. The Preliminary Offering Memorandum, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b) hereof), is hereinafter called the “Pricing

Memorandum”.  Any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum shall be deemed to refer to and include the documents incorporated by reference therein, including any documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”.  The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the date of this Agreement and prior to the execution of this Agreement. The Preliminary Offering Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Initial Purchaser through the Representatives expressly for use therein;

(b) For the purposes of this Agreement, the “Applicable Time” is 4:30 P.M. (Eastern time) on the date of this Agreement; the Pricing Memorandum as supplemented by the information set forth in Schedule II hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(c) Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum; and, since the respective dates as of which information is given in the Preliminary Offering Memorandum and the Pricing Memorandum, there has not been any material change in the capital stock or long term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, otherwise than as set forth or contemplated in the Pricing Memorandum;

(d) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Memorandum or such as could not reasonably be expected to have a Company Material Adverse Effect (as defined below) and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(e) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”); and each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, except to the extent that the failure to be in good standing would not have a Company Material Adverse Effect;

(f) The Company has an authorized capitalization as set forth in the Pricing Memorandum and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the 12,859,669 shares of Stock initially issuable upon conversion of the Securities (the “Initial Maximum Underlying Shares”) have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Securities and the Indentures referred to below, will be duly and validly issued, fully paid and non-assessable and will conform to the description of the Stock contained in the Pricing Disclosure Package and the Offering Memorandum; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(g) The Firm Securities and Optional Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indentures (the “Indentures”), each to be dated as of September 10, 2013 and each between the Company and The Bank of New York Mellon as Trustee (the “Trustee”), under which they are to be issued, which are substantially in the form previously delivered to you; each Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indentures will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum;

(h) (1) The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indentures, the Call Spread Confirmations and this Agreement and the consummation of the transactions herein and therein contemplated (including the issuance and delivery of any Stock issuable upon conversion of the Securities) (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, that is material to the Company and its subsidiaries, taken as a whole, (ii) nor will such action result in any violation of the provisions (A) of the Certificate of Incorporation or By-laws of the Company or (B) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; and (2) no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company of the transactions contemplated by this Agreement, the Indentures (including the issuance and delivery of any Stock issuable upon conversion of the Securities) or the Call Spread Confirmations except such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Initial Purchasers, except with respect to clauses (1)(i), (1)(ii)(B) and (2) for any contraventions, violations or consents that would not, singly or in the aggregate, have a Company Material Adverse Effect;

(i) Neither the Company nor any of its subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(j) The statements set forth in the Pricing Memorandum and the Offering Memorandum under the captions “Description of Notes” and “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Stock, and under the caption “Certain U.S. Federal Tax Considerations”, insofar as they purport to describe the provisions of the securities, laws and documents referred to therein, fairly summarize in all material respects the provisions of the securities, laws and documents referred to therein;

(k) Other than as set forth in the Pricing Memorandum, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject that are required to be described in the Pricing Memorandum; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(l) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof and the transactions contemplated by the Call Spread Confirmations and the Acquisition Agreements, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(m) PricewaterhouseCoopers LLP, an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act of 1933, as amended (the “Act”) and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board, who have certified certain financial statements of the Company and its subsidiaries, and have audited the Company’s internal control over financial reporting and management’s assessment thereof, and Ernst & Young LLP, who have certified certain financial statements of Optimer and its subsidiaries and certain financial statements of Trius, which are incorporated by reference in the Offering Memorandum, are to the Company’s knowledge each independent public accountants as required by the Act and the rules and regulations of the Commission thereunder; and the pro forma financial statements incorporated by reference into the Pricing Disclosure Package and the Offering Memorandum present fairly in all material respects the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein;

(n) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(o) Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(p) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply in all material respects with the applicable requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective;

(q) The information contained in the Pricing Memorandum concerning the issued patents and pending patent applications, owned by or licensed to the Company or any of its subsidiaries, which are material to the conduct of the business of the Company and its subsidiaries, taken as a whole, in the manner in which it has been and is contemplated to be conducted as described in the Pricing Memorandum (the “Patent Rights”), is accurate, fair and complete in all material respects. The Company and its subsidiaries own or have valid, binding and enforceable licenses or other rights to use any patents, trademarks, trade names, service marks, service names, copyrights, confidential and proprietary information, including trade secrets, know-how, inventions and technology, whether patented or not, proprietary computer software and other intellectual property rights (collectively, the “Intellectual Property”) necessary to conduct the business of the Company and its subsidiaries, taken as a whole, in the manner in which it has been and is contemplated to be conducted, as described in the Pricing Memorandum, and without any conflict with the rights of others or adverse third party claims of invalidity or unenforceability, except as described in the Pricing Memorandum or except for such conflicts or adverse third party claims of invalidity or unenforceability which, if determined adversely to the Company or any of its subsidiaries, would not have, singly or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has knowledge that, or has received any notice from any other person alleging that, the business of the Company or any of its subsidiaries in the manner in which it has been and is contemplated to be conducted, as described in the Pricing Memorandum, conflicts with the Intellectual Property rights of others, and to the knowledge of the Company, no legal or governmental proceeding alleging such conflict are pending or threatened, except for such conflicts described in the Pricing Memorandum and except for such conflicts which, if determined adversely to the Company or any of its subsidiaries, would not have, singly or in the aggregate, a Company Material Adverse Effect. The Company is not aware of any patent applications of others that if issued in the form available to the Company, would be validly issued and infringed by the activities of the Company and its subsidiaries;

(r) All patent applications in the Patent Rights filed by the Company have been duly and properly filed or caused to be filed with the United States Patent and Trademark Office (the “PTO”) and, in some cases, applicable foreign and international patent authorities, and assignments for all Company patents and/or patent applications in the Patent Rights have been properly executed and recorded for each named inventor. To the knowledge of the Company, all printed publications and patent references material to the patentability of the inventions claimed in the Patent Rights have been disclosed to those patent offices so requiring. To the knowledge of the Company, (i) each of the Company, its assignors or its licensors, as applicable, has met its duty of candor and good faith to the PTO for the Patent Rights; (ii) no material misrepresentation has been made to any patent office in connection with the Patent Rights; and (iii) there is no issued patent claim or claims owned by or licensed to the Company or any of its subsidiaries that would be infringed by the activities of others. The Company and its subsidiaries are not aware or any facts material to a determination of patentability regarding the Patent Rights not disclosed to the PTO or other applicable patent office. The Company and its subsidiaries are not aware of any facts not disclosed to the PTO or other applicable patent office that would preclude the patentability, validity or enforceability of any patent or patent application in the Patent Rights. Except as described in the Pricing Memorandum, the Company has no knowledge of any facts that would preclude the Company or its licensor, as applicable, from having clear title to the patents and patent applications in the Patent Rights. To the Company’s knowledge, the patents in the Patent Rights are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part;

(s) To the knowledge of the Company, no third party is engaging in any activity that infringes, misappropriates or otherwise violates the Intellectual Property owned by or licensed to the Company or any of its subsidiaries, except as described in the Pricing Memorandum or except for such activities which, singly or in the aggregate, would not have a Company Material Adverse Effect;

(t) The statements in the Pricing Memorandum regarding the filing of an Abbreviated New Drug Application (“ANDA”) to the United States Food and Drug Administration (the “FDA”) by Hospira, Inc. and its affiliates (“Hospira”), the Paragraph IV Certification Notice Letter from Hospira notifying us of the ANDA and the Company’s related patent infringement suit against Hospira in the U.S. District Court of the District of Delaware (collectively, the “Hospira Litigation”) are accurate, complete and fair in all material respects and in each case accurately and fairly summarize the matters, documents and proceedings therein. The Company and its subsidiaries are not aware of any actual or threatened generic competition with CUBICIN or any of its other current or potential products or any actual or threatened challengers to the Company’s Patents listed in the “Orange Book” that is published by the FDA, except as disclosed in the Pricing Memorandum. To the knowledge of the Company, there are no contracts or other documents relating to the intellectual property rights at issue in the Hospira Litigation that are required to be described in the Pricing Memorandum and are not so described.

(u) With respect to each material agreement governing rights in and to any Intellectual Property licensed by or licensed to the Company or any of its subsidiaries, (i) such agreement is valid and binding and in full force and effect against the Company or the subsidiary of the Company that is party to such material agreement, and, to the knowledge of the Company, each other party thereto; (ii) there are no such agreements that are required to be filed as exhibits to an Exchange Act Report but that are not filed as an exhibit thereto; (iii) none of the Company and its subsidiaries has received any notice of termination or cancellation under such agreement, which notice of termination or cancellation has not been withdrawn, received any notice of breach or default under such agreement, which breach has not been cured, or granted to any third party any rights, adverse or otherwise, under such agreement that would constitute a material breach of such agreement; and (iv) none of the Company, any of its subsidiaries and, to Company’s knowledge, any other party to such agreement, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such agreement;

(v) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, including without limitation all such certificates, authorizations and permits required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, except where the failure to so possess such certificates, authorizations and permits, singly or in the aggregate, would not have a Company Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Company Material Adverse Effect;

(w) The studies, tests and preclinical and clinical trials, conducted by or on behalf of the Company that are described in the Pricing Memorandum or the Offering Memorandum were and, if still pending, are being, conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional scientific standards; the descriptions of the results of such studies, tests and trials contained in each of the Pricing Memorandum and the Offering Memorandum are accurate in all material respects; and neither the Company nor any of its subsidiaries has received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company which termination, suspension or material modification would have a Company Material Adverse Effect;

(x) The statistical and market-related data contained in the Pricing Memorandum and the Offering Memorandum are based on or derived from sources that the Company reasonably and in good faith believes are reliable and accurate, and such data agree with the sources from which they are derived;

(y) Neither the Company nor any of its subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(z) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened; and

(aa) (i)  The Company represents that neither the Company nor any of its subsidiaries, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A)  the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), or

(B)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(ii)  The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(iii)  The Company represents and covenants that, for the past 5 years, it and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(bb) Neither the Company nor any person acting on its or their behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act;

(cc) When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(dd) Each of the Acquisition Agreements has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, and, to the knowledge of the Company, each of the Acquisition Agreements has been duly authorized, executed and delivered by, and is a valid and binding agreement of the other parties thereto, enforceable in accordance with its terms, except as enforcement thereof may be subject to or limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.  Except as described in the Pricing Memorandum, the Company expects the Acquisitions will be consummated in all material respects on the terms and by the date and as contemplated by the Acquisition Agreements, as described in the Pricing Memorandum and the Offering Memorandum;

(ee) To the knowledge of the Company, the representations and warranties of Optimer and Trius contained in the Acquisition Agreements are true and correct in all material respects;

(ff) To the Company’s knowledge, (i) the financial statements of Optimer Pharmaceuticals, Inc. together with the related notes thereto incorporated by reference in the Pricing Memorandum and the Offering Memorandum present fairly in all material respects the consolidated financial position of Optimer Pharmaceuticals, Inc. and its consolidated subsidiaries as of and at the dates indicated and the consolidated results of their operations and consolidated cash flows for the periods specified; (ii) such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and (iii) the other historical financial information included in the Pricing Memorandum and the Offering Memorandum present fairly in all material respects the information shown therein;

(gg) To the Company’s knowledge, (i) the financial statements of Trius Therapeutics, Inc. together with the related notes thereto incorporated by reference in the Pricing Memorandum and the Offering Memorandum present fairly in all material respects the consolidated financial position of Trius Therapeutics, Inc. and its consolidated subsidiaries as of and at the dates indicated and the consolidated results of their operations and consolidated cash flows for the periods specified; (ii) such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and (iii) the other historical financial information included in the Pricing Memorandum and the Offering Memorandum present fairly in all material respects the information shown therein;

(hh) Each of the Base Call Spread Confirmations has been, and any Additional Call Spread Confirmation on the date that the Initial Purchasers exercise their right to purchase the relevant Optional Securities will have been, duly authorized, executed and delivered by the Company and, assuming due execution and delivery thereof by the Call Spread Counterparties, constitutes, or will constitute, as the case may be, a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(ii) (i) 22,504,421 shares of Stock initially issuable upon exercise or termination of the warrants evidenced by the Base Warrant Confirmations (the “Initial Maximum Base Warrant Number”) have been, and (ii) if the Initial Purchasers elect to purchase any Optional Securities pursuant to Section 2 hereof and the Call Spread Counterparties and the Company enter into any Additional Warrant Confirmations in connection therewith, 3,214,917 shares of Stock initially issuable upon exercise or termination of the warrants evidenced by such Additional Warrant Confirmations (such number of shares, together with the Initial Maximum Base Warrant Number, the “Initial Maximum Warrant Number”) on the related Additional Closing Date will have been, in each case, duly authorized and reserved for issuance upon exercise and settlement, or termination, as the case may be, of the warrant transactions evidenced by the Base Warrant Confirmations or Additional Warrant Confirmations, as the case may be. Any shares of Stock issuable upon exercise and settlement, or termination, as the case may be, of the Base Warrant Confirmations or any Additional Warrant Confirmations, when so issued, will be validly issued, fully paid and non-assessable and the issuance of such shares of Stock will not be subject to any preemptive or similar rights under the Company’s charter or bylaws or under Delaware law.

2. Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97% of the principal amount thereof, the principal amount of Securities set forth opposite the name of such Initial Purchaser in Schedule I hereto, and (b) in the event and to the extent that the Initial Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000) determined by multiplying such aggregate principal amount of the 2018 Optional Securities or the 2020 Optional Securities, as the case may be, by a fraction, the numerator of which is the maximum aggregate principal amount of such Optional Securities that such Initial Purchaser is entitled to purchase as set forth opposite the name of such Initial Purchaser in Schedule I hereto and the denominator of which is the maximum aggregate principal amount of such Optional Securities which all of the Initial Purchasers are entitled to purchase hereunder.

The Company hereby grants to the Initial Purchasers the right to purchase at their election up to $50,000,000 aggregate principal amount of 2018 Optional Securities and up to $50,000,000 aggregate principal amount of the 2020 Optional Securities, in each case at the same purchase price set forth in clause (a) of the first paragraph of this Section 2, within a period of 13 calendar days from, and including, the First Time of Delivery (as defined in Section 4 hereof).  Any such election to purchase Optional Securities may be exercised by written notice from you to the Company, given at least one business day prior to the last day of such 13-day period, setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery or, unless you and the Company otherwise agree in writing, earlier than one or later than ten business days after the date of such notice.

3. Upon the authorization by you of the release of the Firm Securities, the several Initial Purchasers propose to offer the Firm Securities for sale upon the terms and conditions set forth in this Agreement and the Preliminary Offering Memorandum and each Initial Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)                                 It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A and has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A;

(b)                                 It is an institution which it reasonably believes is an “accredited investor” within the meaning of Rule 501 under the Act; and

(c)                                  It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4.

(a) The Securities to be purchased by each Initial Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on September 10, 2013, or at such other time and date as you and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by you in the written notice given by you of the Initial Purchasers’ election to purchase the Optional Securities, or at such other time and date as you and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, such time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called the “Second Time of Delivery”, and each such time and date for delivery is herein called a “Time of Delivery”. The Company will deliver the Securities to Morgan Stanley & Co. LLC, for the account of each Initial Purchaser, against payment by or on behalf of such Initial Purchaser of the purchase price therefor by wire transfer of Federal (same-day) funds to the account specified by the Company to Morgan Stanley & Co. LLC at least 48 hours in advance, by causing DTC to credit the Securities to the account of Morgan Stanley & Co. LLC at DTC. The Company will cause the certificates representing the Securities to be made available to Morgan Stanley & Co. LLC for checking at least 24 hours prior to the Time of Delivery (as defined below) at the office of DTC or its designated custodian (the “Designated Office”).

(b) The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Initial Purchasers pursuant to Section 8(o) hereof, will be delivered electronically at the offices of Davis Polk & Wardwell LLP, 450

Lexington Avenue, New York, New York, 10017 (the “Closing Location”), and the Securities will be delivered at the Designated Office, all at the Time of Delivery. A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the calendar day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.

5. The Company agrees with each of the Initial Purchasers:

(a) To prepare the Offering Memorandum in a form approved by you; to make no amendment or any supplement to the Offering Memorandum which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b) Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process in any jurisdiction or to file a registration statement under the Securities Act;

(c) To furnish the Initial Purchasers with electronic copies of the Offering Memorandum in such quantities as you may from time to time reasonably request, and if, at any time prior to the completion of the initial offering of the Securities, any event shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason you determine it shall be necessary during such same period to amend or supplement the Offering Memorandum, to notify you and upon your request to prepare and furnish without charge to each Initial Purchaser and to any dealer in securities as many electronic copies as you may from time to time reasonably request of an amended Offering Memorandum or a supplement to the Offering Memorandum which will correct such statement or omission or effect such compliance;

(d) During the period beginning from the date hereof and continuing to and including the date 75 days after the date of the Offering Memorandum, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose, except as provided hereunder, of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any securities of the Company that are substantially similar to the Securities or the Stock, including but not limited to any options or warrants to purchase shares of Stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, Stock or any such substantially similar securities without the consent of the Representatives, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (other than (1) the issuance by the Company of shares of Stock upon the exercise of an option or warrant, the vesting of any restricted stock unit, or the conversion or exchange of a security outstanding on the date hereof that is disclosed in the Pricing Memorandum or of which the Initial Purchasers have been advised in writing, (2) the grant by the Company of options to purchase shares of Stock or restricted stock units pursuant to the terms of a plan in effect on the date hereof and filed as an exhibit to any Exchange Act Report, (3) the issuance by the Company of shares of Stock pursuant to the Company’s Amended and Restated 1997 Employee Stock Purchase Plan, the Company’s Amended and Restated 2002 Directors’ Equity Incentive Plan, the Company’s 2010 Equity Incentive Plan, the Company’s 2012 Equity Incentive Plan and the Company’s 401(k) Savings Plan matching contribution program, (4) the filing of a registration statement with the Commission on Form S-8 (or any equivalent form) relating to the offering of securities in accordance with the terms of an equity incentive plan described in each of the Pricing Memorandum and the Offering Memorandum, or (5) as contemplated by the Acquisition Agreements;

(e) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(f) Except for such documents that are publicly available on EDGAR or any successor, in the time required to be filed under the Exchange Act, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Memorandum), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(g) To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Memorandum under the caption “Use of Proceeds”;

(h) To reserve and keep available at all times, free of preemptive rights, (i) the Initial Maximum Underlying Shares, as such number shall be adjusted from time to time as required by the terms of the Indentures, assuming the Company elects to issue and deliver solely shares of Stock in respect of all such conversions, and (ii) a number of shares of Stock equal to the Initial Maximum Warrant Number, as such number shall be adjusted from time to time as required by the terms of the Base Warrant Confirmations or the Additional Warrant Confirmations, as the case may be;

(i) To use its commercially reasonable best efforts to obtain approval for the listing on The NASDAQ Global Select Market (“NASDAQ”) of the Initial Maximum Underlying Shares and a number of shares of Stock equal to the Initial Maximum Warrant Number, subject to official notice of issuance; and

(j) During the period of one year after the last Time of Delivery hereunder, to not, and to not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities that constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

6.

(a) The Company represents and agrees that, other than the Pricing Disclosure Package, without the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus” as defined in Rule 433 under the Act; and

(b) each Initial Purchaser represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Securities containing customary information (which, in their final form, will not be inconsistent with the Pricing Disclosure Package) and conveyed to purchasers of Securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus” as defined in Rule 405 under the Act.

7. The Company covenants and agrees with the several Initial Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issuance of the Securities and the shares of Stock issuable upon conversion of the Securities and all other expenses in connection with the preparation and reproduction of the Preliminary Offering Memorandum and the preparation, printing and reproduction of the Offering Memorandum and amendments and supplements thereto and the mailing and delivering of copies thereof to the Initial Purchasers and dealers; (ii) the cost of producing any Agreement among Initial Purchasers, this Agreement, the Indentures, the Blue Sky memorandum (if any), closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses not to exceed $5,000 in connection with the qualification of the Securities and the shares of Stock issuable upon conversion of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky survey; (iv) any fees charged by securities rating services for rating the Securities; (v) all fees and expenses in connection with listing on NASDAQ of (A) the shares of Stock issuable upon conversion of the Securities and (B) a number of shares of Stock equal to the Initial Maximum Warrant Number; (vi) the cost of preparing the Securities; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indentures and the Securities; and (viii) all other costs and expenses incident to the performance of its obligations hereunder that are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8. The obligations of the Initial Purchasers hereunder, as to the Securities to be delivered at each Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of such Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, shall have furnished to you such written opinion or opinions, dated the Time of Delivery, in form and substance satisfactory to you;

(b) Ropes & Gray LLP, counsel for the Company, shall have furnished to you their written opinion, dated such Time of Delivery, in form and substance reasonably satisfactory to you;

(c) Wilmer Cutler Pickering Hale and Dorr LLP, special patent litigation counsel for the Company, shall have furnished to you, their written opinion, dated such Time of Delivery, in form and substance reasonably satisfactory to you;

(d) Hogan Lovells US LLP, regulatory counsel for the Company, shall have furnished to you, their written opinion, dated such Time of Delivery, in form and substance reasonably satisfactory to you;

(e) On the date of this Agreement and at the Time of Delivery, PricewaterhouseCoopers LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;

(f) On the date of this Agreement and at the Time of Delivery, Ernst & Young LLP shall have furnished to you letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;

(g) (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum, and (ii) since the respective dates as of which information is given in the Pricing Memorandum there shall not have been any change in the capital stock or long term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in the Offering Memorandum;

(h) On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

(i) On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on NASDAQ; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ; (iii) a general moratorium on commercial banking activities declared by Federal authorities, State of New York authorities, or Commonwealth of Massachusetts authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being issued at such Time of Delivery on the terms and in the manner contemplated in the Offering Memorandum;

(j) The Initial Maximum Underlying Shares and a number of shares of Stock equal to the Initial Maximum Warrant Number shall have been approved for listing on NASDAQ, in each case subject to official notice of issuance;

(k) The Company has obtained and delivered to the Initial Purchasers executed copies of an agreement from those persons set forth in Schedule III hereto, in form and substance reasonably satisfactory to you, to the effect set forth in Schedule I hereto;

(l) On the date of this Agreement and at the Time of Delivery, Michael Tomsicek, Chief Financial Officer of the Company, shall have furnished to you, a certificate, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you, to the effect set forth in Exhibit II attached hereto;

(m) Unless previously terminated, the Company shall have obtained an amendment to the credit facility dated as of November 20, 2012 among the Company and the lenders and other parties thereto, to permit consummation of the transactions contemplated by this Agreement and the Call Spread Confirmations, and satisfactory evidence thereof shall have been furnished to the Representatives;

(n) The transactions contemplated by the Call Spread Confirmations shall have become effective on the terms described in the Offering Memorandum; and

(o) The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such time, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such time, as to the matters set forth in subsection (g) of this Section and as to such other matters as you may reasonably request.

9. (a) The Company will indemnify and hold harmless each Initial Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Initial Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading, and will reimburse each Initial Purchaser for any legal or other expenses reasonably incurred by such Initial Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives expressly for use therein.

(b) Each Initial Purchaser will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum or any such amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representatives expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party (except to the extent that such failure to notify results in any material prejudice against the indemnifying party with respect to such action) otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers in connection therewith, in each case as set forth in the Offering Memorandum. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Initial Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

(e) The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Act and each broker-dealer affiliate, officer, director and employee of any Initial Purchaser; and the obligations of the Initial Purchasers under this Section 9 shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Act.

10. (a) If any Initial Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein at a Time of Delivery. If within 36 hours after such default by any Initial Purchaser, you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Preliminary Offering Memorandum or the Offering Memorandum, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Memorandum which in your opinion may thereby be made necessary. The term “Initial Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(a) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities which such Initial Purchaser agreed to purchase hereunder at such Time of Delivery and, in addition, to require each non-defaulting Initial Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Initial Purchaser from liability for its default.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one eleventh of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Initial Purchasers to purchase Securities of a defaulting Initial Purchaser or Initial Purchasers, then this Agreement (or, with respect to the Second Time of Delivery, the obligation of the Initial Purchasers to purchase and of the Company to sell the Optional Securities) shall thereupon terminate, without liability on the part of any non-defaulting Initial Purchaser or the Company, except for the expenses to be borne by the Company and the Initial Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Initial Purchaser from liability for its default.

11. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Initial Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Initial Purchaser or any controlling person of any Initial Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12. If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Initial Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason (other than as provided for in Sections 8(i)(i), 8(i)(iii), 8(i)(iv), and 8(i)(v)), any Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Initial Purchasers through you for all out of pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Initial Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Initial Purchaser except as provided in Sections 7 and 9 hereof.

13. In all dealings hereunder, you shall act on behalf of each of the Initial Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Initial Purchaser made or given by you jointly.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Initial Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives in care of (i) Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Convertible Syndicate Desk (with a copy to the Legal Department), (ii) Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019 and (iii) RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, Attention: Equity Syndicate (fax no.: 212-428-6260); and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Memorandum, Attention: Secretary, with a copy to Paul M. Kinsella, Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199; provided, however, that any notice to an Initial Purchaser pursuant to Section 9(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Initial Purchaser at its address set forth in its Initial Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

14. This Agreement shall be binding upon, and inure solely to the benefit of, the Initial Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Initial Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Initial Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters), and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Initial Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with the purchase and sale of the Securities or the process leading thereto.

17. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the purchase and sale of the Securities.

18.                               THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN

THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.  The Company agrees that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

19. The Company and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21. Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Initial Purchasers, imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Initial Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Initial Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Initial Purchasers is pursuant to the authority set forth in a form of Agreement among Initial Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael J. Tomsicek
	Name:	Michael J. Tomsicek
	Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC

By:	/s/ Jeremy Gelber
	Name:	Jeremy Gelber
	Title:	Executive Director

BARCLAYS CAPITAL INC.

By:	/s/ Maarten de Jong
	Name:	Maarten de Jong
	Title:	Managing Director

RBC CAPITAL MARKETS, LLC

By:	/s/ Andrew E. Singer
	Name:	Andrew E. Singer
	Title:	Managing Director

On behalf of each of the Initial Purchasers

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchaser	Principal Amount of 2018 Firm Securities to be Purchased	Principal Amount of 2020 Firm Securities to be Purchased

Morgan Stanley & Co. LLC	$105,000,000	$140,000,000
Barclays Capital Inc.	$105,000,000	$140,000,000
RBC Capital Markets, LLC	$90,000,000	$120,000,000
Total	$300,000,000	$400,000,000

SCHEDULE II

Pricing Term Sheet

Dated September 4, 2013

Cubist Pharmaceuticals, Inc.
$300,000,000 1.125% Convertible Senior Notes due 2018

$400,000,000 1.875% Convertible Senior Notes due 2020

The information in this pricing term sheet supplements Cubist Pharmaceuticals, Inc.’s preliminary offering memorandum, dated September 3, 2013 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.  In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all other documents incorporated by reference therein.  References to “we,” “our” and “us” refer to Cubist Pharmaceuticals, Inc. and not to its consolidated subsidiaries.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.  All references to dollar amounts are references to U.S. dollars.

Issuer:	Cubist Pharmaceuticals, Inc.

Ticker / Exchange for Common Stock:	CBST / The NASDAQ Global Select Market (“NASDAQ”).

Securities Offered:	1.125% Convertible Senior Notes due 2018 (the “2018 notes”).

1.875% Convertible Senior Notes due 2020 (the “2020 notes” and, together with the 2018 notes, the “notes”).

Aggregate Principal Amount:	$300,000,000 with respect to the 2018 notes.

$400,000,000 with respect to the 2020 notes.

Aggregate Principal Amount of Option to Purchase Additional Notes:	$50,000,000 with respect to the 2018 notes.

$50,000,000 with respect to the 2020 notes.

Maturity:	September 1, 2018 with respect to the 2018 notes, unless earlier repurchased or converted.

September 1, 2020 with respect to the 2020 notes, unless earlier repurchased or converted.

No Redemption at Our Option:

We may not redeem the notes prior to the relevant Maturity Date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire either series of notes periodically.

Fundamental Change:	If a “fundamental change” (as defined in the Preliminary Offering Memorandum under the caption “Description of Notes—Repurchase at Option of the Holder Upon a

Fundamental Change”) occurs prior to the relevant Maturity Date of the notes, holders will, subject to specified conditions, have the right, at their option, to require us to repurchase for cash all or a portion of their notes. The fundamental change repurchase price will be equal to 100% of the principal amount of the relevant series of notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date as described in the Preliminary Offering Memorandum under the caption “Description of Notes—Repurchase at Option of the Holder Upon a Fundamental Change.”

Interest Rate:	1.125% per annum for the 2018 notes, accruing from the Settlement Date.

1.875% per annum for the 2020 notes, accruing from the Settlement Date.

Interest Payment Dates:	Interest will accrue for each series of notes from the Settlement Date and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2014.

Issue Price:	100% of principal, plus accrued interest, if any, from September 10, 2013 if settlement occurs after that date

NASDAQ Last Reported Sale Price on September 4, 2013:	$62.21 per share of the Issuer’s common stock.

Conversion Premium:	Approximately 32.5% above the NASDAQ Last Reported Sale Price on September 4, 2013 for the 2018 notes.

Approximately 32.5% above the NASDAQ Last Reported Sale Price on September 4, 2013 for the 2020 notes.

Initial Conversion Price:	Approximately $82.43 per share of the Issuer’s common stock for the 2018 notes, subject to adjustment.

Approximately $82.43 per share of the Issuer’s common stock for the 2020 notes, subject to adjustment.

Initial Conversion Rate:	12.1318 shares of the Issuer’s common stock per $1,000 principal amount of 2018 notes, subject to adjustment.

12.1318 shares of the Issuer’s common stock per $1,000 principal amount of 2020 notes, subject to adjustment.

Convertible Note Hedge and Warrant Transactions:

In connection with the pricing of the notes, we entered into convertible note hedge transactions with one or more of the initial purchasers or their respective affiliates (the “option counterparties”). We also entered into warrant transactions with the option counterparties pursuant to which we will sell warrants for the purchase of our common stock. The convertible note hedge transactions are expected generally to reduce the potential dilution upon any conversion of notes and/or offset any cash payments we are required to make in excess of the principal amount of converted notes upon any conversion of notes, as the case may be. The warrant transactions could separately have a dilutive effect to the extent that the market price per share of our common stock exceeds the relevant strike price of the warrants. If the initial purchasers exercise their option to purchase additional notes of a series, we intend to enter into additional convertible note hedge and warrant transactions. See “Description of Convertible Note Hedge and Warrant Transactions” in the Preliminary Offering Memorandum.

Use of Proceeds:

We estimate that the net proceeds from this offering, after deducting the initial purchasers’ discounts and commissions, but prior to deducting estimated offering expenses payable by us, will be approximately $679 million (or $776 million if the initial purchasers exercise their option to purchase additional notes in full). We intend to use a portion of the net proceeds from this offering, together with the proceeds from the warrant transactions, to fund the cost of the convertible note hedge transactions described under “Description of Convertible Note Hedge and Warrant Transactions” in the Preliminary Offering Memorandum. We expect the cost of the convertible note hedge transactions, after taking into account the proceeds to us from the warrant transactions, to be approximately $51 million. If the initial purchasers exercise their option to purchase additional notes, we may enter into additional convertible note hedge transactions using a portion of the proceeds from the sale of such additional notes and sell additional warrants.

We intend to use the remaining net proceeds to fund a portion or all of the estimated $539.1 million upfront cash consideration required to consummate our proposed acquisition of Optimer. We intend to use the remainder of net proceeds for general corporate purposes, which may include the acquisition (including by merger, purchase, license or otherwise) of businesses, products, product rights or technologies.

We will retain broad discretion as to the allocation of the net proceeds of this offering, particularly if one or both of the proposed acquisitions of Optimer and Trius are not consummated. We intend to invest the net proceeds of this offering in interest-bearing investment grade securities pending the above uses.

Trade Date:	September 5, 2013.

Settlement Date:	September 10, 2013.

CUSIP Number (144A):	229678 AE7 for the 2018 notes and 229678 AG2 for the 2020 notes.

ISIN (144A):	US229678AE75 for the 2018 notes and US229678AG24 for the 2020 notes.

Joint Book-Running Managers:	Morgan Stanley & Co. LLC, Barclays Capital Inc. and RBC Capital Markets, LLC

Description of Notes—Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

2018 Notes Make-Whole Table: The following table sets forth the number of additional shares by which the conversion rate for the 2018 notes will be increased per $1,000 principal amount of 2018 notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$62.21	$67.50	$75.00	$82.43	$95.00	$110.00	$130.00	$155.00	$180.00	$210.00	$250.00	$300.00
September 10, 2013	3.9427	3.3117	2.5910	2.0615	1.4399	0.9769	0.6154	0.3703	0.2367	0.1460	0.0810	0.0396
September 1, 2014	3.9427	3.2588	2.5017	1.9523	1.3192	0.8603	0.5159	0.2944	0.1796	0.1053	0.0543	0.0227
September 1, 2015	3.9427	3.1725	2.3695	1.7960	1.1528	0.7070	0.3929	0.2071	0.1191	0.0664	0.0321	0.0113
September 1, 2016	3.9427	3.0384	2.1716	1.5678	0.9196	0.5043	0.2432	0.1116	0.0588	0.0308	0.0134	0.0026
September 1, 2017	3.9427	2.8274	1.8491	1.1988	0.5648	0.2291	0.0734	0.0227	0.0095	0.0035	0.0000	0.0000
September 1, 2018	3.9427	2.6830	1.2015	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•                  if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate for the 2018 notes will be increased will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•                  if the stock price is more than $300.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2018 notes; and

•                  if the stock price is less than $62.21 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2018 notes.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of 2018 notes exceed 16.0745 shares of our common stock, subject to adjustment in the same manner, at the same time and for the same events as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

2020 Notes Make-Whole Table: The following table sets forth the number of additional shares by which the conversion rate for the 2020 notes will be increased per $1,000 principal amount of 2020 notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$62.21	$67.50	$75.00	$82.43	$95.00	$110.00	$130.00	$155.00	$180.00	$210.00	$250.00	$300.00
September 10, 2013	3.9427	3.4836	2.8288	2.3406	1.7544	1.2995	0.9232	0.6457	0.4775	0.3495	0.2438	0.1637
September 1, 2014	3.9427	3.4169	2.7394	2.2387	1.6455	1.1942	0.8298	0.5688	0.4148	0.3003	0.2072	0.1372
September 1, 2015	3.9427	3.3367	2.6305	2.1151	1.5137	1.0685	0.7206	0.4817	0.3460	0.2482	0.1705	0.1126
September 1, 2016	3.9427	3.2409	2.4989	1.9645	1.3553	0.9192	0.5944	0.3839	0.2710	0.1929	0.1324	0.0875
September 1, 2017	3.9427	3.1217	2.3318	1.7742	1.1575	0.7382	0.4473	0.2753	0.1906	0.1353	0.0934	0.0620
September 1, 2018	3.9427	2.9664	2.1080	1.5182	0.8972	0.5109	0.2754	0.1575	0.1075	0.0772	0.0541	0.0358
September 1, 2019	3.9427	2.7565	1.7744	1.1312	0.5222	0.2163	0.0837	0.0418	0.0289	0.0208	0.0138	0.0077
September 1, 2020	3.9427	2.6830	1.2015	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•                  if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate for the 2020 notes will be increased will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•                  if the stock price is more than $300.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2020 notes; and

•                  if the stock price is less than $62.21 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate for the 2020 notes.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of 2020 notes exceed 16.0745 shares of our common stock, subject to adjustment in the same manner, at the same time and for the same events as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the notes or the offering. This communication does not constitute an offer to sell or the solicitation of an offer to buy any notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The notes and any shares of common stock issuable upon conversion of the notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchasers are initially offering the notes only to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.

The notes and any shares of common stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under “Notice to Investors” and “Transfer Restrictions” in the Preliminary Offering Memorandum.

A copy of the Preliminary Offering Memorandum for the offering of the notes may be obtained by contacting (i) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone: (866) 718-1649, or by emailing prospectus@morganstanley.com, (ii) Barclays Capital Inc. at Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-888-603-5847, or by e-mailing Barclaysprospectus@broadridge.com, or (iii) RBC Capital Markets, LLC, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Phone: 877-822-4089; Fax: 212-428-6260.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

SCHEDULE III

Kenneth Bate

Michael Bonney

Mark Corrigan

Thomas DesRosier

Steven C. Gilman

Jane Henney

Nancy Hutson

Alison Lawton

Leon Moulder, Jr.

Robert J. Perez

Martin Rosenberg

Matthew Singleton

Martin Soeters

Gregory Stea

Michael John Tomsicek

Patrick Vink

Michael Wood

Exhibit I

Form of Lock-Up Agreement

CUBIST

Cubist Pharmaceuticals, Inc.

Lock-Up Agreement

September 3, 2013

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019

RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281

Re:                             Cubist Pharmaceuticals, Inc. — Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC, Barclays Capital Inc. and RBC Capital Markets, LLC (the “Representatives”) propose to enter into a purchase agreement (the “Purchase Agreement”) with Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on behalf of the several Initial Purchasers named in Schedule I to such agreement (collectively, the “Initial Purchasers”) providing for a private offering of certain securities of the Company (the “Securities·) pursuant to an offering memorandum.

In consideration of the agreement by the Initial Purchasers to offer and sell the Securities, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 75 days after the date of the final offering memorandum covering the private offering of the Securities, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, of any shares of Common Stock of the

Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “SEC”) (collectively the “Undersigned’s Shares”).

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any immediate family member or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that, in each case, such immediate family member or the trustee of the trust, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) pursuant to a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that a copy of such plan has been provided to the Representatives prior to the date hereof, provided that, if the undersigned reports any such transfer on a Form 4 filed with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, the undersigned shall cause such Form 4 to include a statement that such transfer was effected pursuant to a Rule 10b5-1 trading plan, (iv) to the extent necessary to exercise an option to purchase shares of Common Stock or acquire shares of Common Stock upon the vesting of any restricted stock unit, in each case granted under a stock incentive plan or stock purchase plan of the Company described in the Offering Memorandum, or to the extent necessary to dispose of shares of restricted stock to the Company pursuant to the terms of such plan in order to pay taxes due upon the vesting of shares of restricted stock or (v) with the prior written consent of Representatives on behalf of the Initial Purchasers. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned now has, and, except as contemplated by clause (i), (ii), (iii), (iv) or (v) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the

Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

The undersigned understands that the Company and the Initial Purchasers are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement shall automatically terminate upon the earliest to occur, if any, of (1) the Representatives, on behalf of the Initial Purchasers, advising the Company in writing, prior to the execution of the Purchase Agreement, that they have determined not to proceed with the offering of the Securities, (2) the Company advising the Representatives in writing, prior to the execution of the Purchase Agreement, that it has determined not to proceed with the offering of the Securities and (3) termination of the Purchase Agreement before the sale of any Shares to the Initial Purchasers.

Very truly yours,

Print Name:

Exhibit II

Form of CFO Certificate

CUBIST PHARMACEUTICALS, INC.

CHIEF FINANCIAL OFFICER’S CERTIFICATE

September [    ], 2013

I, Michael Tomsicek, do hereby certify that I am Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals, Inc., a Delaware company (the “Company”), and, in my capacity as such, do hereby certify that:

1.                                      I am providing this certificate in connection with the offering of the 1.125% Convertible Senior Notes due 2018 and the 1.875% Convertible Senior Notes due 2020, as described in the Company’s [preliminary](1) offering memorandum dated September [    ], 2013.

2.                                      I am knowledgeable with respect to the accounting records and internal accounting practices, policies, procedures and controls of the Company and its subsidiaries and have responsibility for financial and accounting matters with respect to the Company and its subsidiaries.

3.                                      I have carefully reviewed each of the items marked on excerpts of the Company’s proxy statement filed on Schedule 14A on April 26, 2013 attached hereto as Exhibit A (the “Certified Information”) and performed the following procedures with respect to the Certified Information:

A.                                    Compared the dollar and other amounts with the corresponding amounts, or verified the arithmetic accuracy of each such amount based upon amounts or percentages, included in the Company’s accounting records and found them to be in agreement.

B.                                    Compared the dollar and other amounts that could not be compared directly to the Company’s accounting records with the corresponding amounts, or verified the arithmetic accuracy of each such amount based upon amounts or percentages, included in analyses prepared by the Company from its accounting or other internal records and found them to be in agreement.

(1)  [To be inserted at pricing but not at closing.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate on behalf of the Company as of the date first written above.

Name:	Michael Tomsicek
Title:	Senior Vice President and Chief Financial Officer